CONSENT OF COUNSEL
AIM INVESTMENT FUNDS
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Investment Funds (the “Trust”) included in Post-Effective Amendment No. 92 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-19338), and Amendment No. 93 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-05426), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
February 24, 2010